--------                                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION              -----------------------------
 FORM 3                                              WASHINGTON, D.C. 20549                                      OMB APPROVAL
--------                                                                                               -----------------------------
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           OMB Number          3235-0104
                                                                                                       Expires:              PENDING
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                     Section 17(a) of the Public Utility Holding Company Act           hours per response........0.5
(Print or Type Responses)        of 1935 or Section 30(f) of the Investment Company Act of 1940        -----------------------------
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
1. Name and Address of Reporting Person*  2. Date of Event          4. Issuer Name AND Ticker or Trading Symbol
                                             Requiring Statement         Moore Corporation Limited  (MCL)
         Greenwich Street Capital            (Month/Day/Year)       ----------------------------------------------------------------
           Partners II, L.P. (1)                   1/9/02           5. Relationship of Reporting            6.  If Amendment,
----------------------------------------                               Person(s) to Issuer                      Date of Original
(Last)           (First)        (Middle)                                 (Check all applicable)                 (Month/Day/Year)
                                          -------------------------                                                    N/A
                                          3. I.R.S. Identification     _____ Director      _XXX_ 10% Owner  ------------------------
         500 Campus Drive, Suite 220                                                                        7. Individual or Joint/
                                                                       _____ Officer       _____ Other         Group Filing
----------------------------------------     Number of Reporting       (give title below)  (specify below)   (Check Applicable Line)
                 (Street)                    Person, if an entity                                           ____ Form filed by One
                                             (voluntary)                                                         Reporting Person
                                                                                                            _xx_ Form filed by
Florham Park         NJ            07932                                                                         More than One
                                                                                                                 Reporting Person
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(City)             (State)         (Zip)                       TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security                     2. Amount of Securities   3. Ownership Form:   4. Nature of Indirect Beneficial Ownership
    (Instr. 4)                               Beneficially Owned        Direct (D) or        (Instr. 5)
                                             (Instr. 4)                Indirect
                                                                       (I) (Instr. 5)
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           Common Stock                          11,699,816                   D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction
  5(b)(v).

      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
       CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                 DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                SEC 1473 (01-02)

                                 -Page 1 of 3-

                                       TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
FORM 3 (CONTINUED)                     CONVERTIBLE SECURITIES)
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
1. Title of Derivative Security      2. Date Exercisable and  3. Title and Amount of Securities            4. Conversion or Exercise
   (Instr. 4)                           Expiration Date          Underlying Derivative Security               Price of Derivative
                                        (Month/Day/Year)         (Instr. 4)                                   Security
                                     -----------  ----------  -------------------------------------------
                                     Date         Expiration               Title         Amount or
                                     Exercisable  Date                                   Number of Shares
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

5. Ownership Form of Derivative                        6. Nature of Indirect
   Security:  Direct (D) or Indirect (I)                  Beneficial Ownership
   (Instr. 5)                                             (Instr. 5)



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
Explanation of Responses:

(1) Pursuant to Instruction 5(b)(v), this Form 3 is filed jointly by all of the undersigned (collectively the "Reporting Persons"). Greenwich Street Capital Partners II, L.P. ("GSCP II") has been designated to make the filing of this Form 3. Of the other Reporting Persons, Greenwich Street Investments II, L.L.C. is the general partner of GSCP II ("GP"), GSCP (NJ), L.P. is the manager of GSCP II ("Manager") and GSCP (NJ), Inc. is the general partner of the manager ("Manager GP"). The GP, the Manager and the Manager GP also act in similar capacities for (a) GSCP Offshore Fund, L.P. ("Offshore Fund"), which is the direct beneficial owner of 243,916 shares of Common Stock; (b) Greenwich Fund, L.P. ("Greenwich Fund I"), which is the direct beneficial owner of 396,315 shares of Common Stock; (c) Greenwich Street Employees Fund, L.P. ("Employees Fund"), which is the direct beneficial owner of 698,445 shares of Common Stock; and (d) TRV Executive Fund, L.P. ("Executive Fund"), which is the direct beneficial owner of 57,663 shares of Common Stock. In the aggregate, GSCP II, Offshore Fund, Greenwich Fund I, Employees Fund and Executive Fund (collectively the "Greenwich Street Funds") directly beneficially own 13,096,155 shares of Common Stock. For purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Securities Act"), the GP may be deemed to beneficially own such securities indirectly in its capacity as the general partner of each of the Greenwich Street Funds; the Manager may be deemed to beneficially own such securities indirectly in its capacity as manager of each of the Greenwich Street Funds; and the Manager GP may be deemed to beneficially own such securities indirectly in its capacity as the general partner of Manager. Nothing in this Form 3, however, shall be construed as an admission that any of the Reporting Persons are, for purposes of Section 16 of the Securities Act or otherwise, individually the beneficial owners of any securities reported on this Form 3 in which they do not have an individual pecuniary interest as calculated pursuant to the rules and regulations promulgated under such Section 16.

     GREENWICH STREET CAPITAL PARTNERS II, L.P.
     By: Greenwich Street Investments II, L.L.C., its general partner

     By:  /s/ Matthew C. Kaufman                              January 22, 2002
     ----------------------------------------------------     ------------------
     **Signature of Reporting Person:  Matthew C. Kaufman,    Date
                                       Managing Member

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                 -Page 2 of 3-

                             JOINT FILER INFORMATION


Name:    Greenwich Street Investments II, L.L.C.
Address: 500 Campus Drive
         Suite 220
         Florham Park, NJ  07932
Designated Filer:  Greenwich Street Capital Partners II, L.P.
Date of Event Requiring Statement:  1/9/02
Issuer and Ticker or Trading Symbol:  Moore Corporation Limited ("MCL")
         Signature:  Greenwich Street Investments II, L.L.C.


                  By:      /s/ Matthew C. Kaufman
                      ----------------------------------------------------------
                           Name:  Matthew C. Kaufman
                           Title: Managing Member


Name:    GSCP (NJ), Inc.
Address: 500 Campus Drive
         Suite 220
         Florham Park, NJ  07932
Designated Filer: Greenwich Street Capital Partners II, L.P.
Date of Event Requiring Statement: 1/9/02
Issuer and Ticker or Trading Symbol: Moore Corporation Limited ("MCL")
         Signature: GSCP (NJ), Inc.


                  By:      /s/ Matthew C. Kaufman
                      ----------------------------------------------------------
                           Name:  Matthew C. Kaufman
                           Title: Managing Director

Name:    GSCP (NJ), L.P.
Address: 500 Campus Drive
         Suite 220
         Florham Park, NJ  07932
Designated Filer:  Greenwich Street Capital Partners II, L.P.
Date of Event Requiring Statement:  1/9/02
Issuer and Ticker or Trading Symbol:  Moore Corporation Limited ("MCL")
         Signature:   GSCP (NJ), L.P.
                 By:  GSCP (NJ), Inc., its general partner


                 By:     /s/ Matthew C. Kaufman
                    ----------------------------------------------------------
                         Name:  Matthew C. Kaufman
                         Title: Managing Director

                                 -Page 3 of 3-